Exhibit 10.101

EXECUTION COPY

EMPLOYEE MATTERS AGREEMENT

by and among

ENTERGY CORPORATION,

MID SOUTH TRANSCO LLC

and

ITC HOLDINGS CORP.

dated as of

December 4, 2011

i

ii

Section 11.13	Relationship of Parties	34

Section 11.14	Subsidiaries	35

Section 11.15	Dispute Resolution	35

Exhibits

Exhibit A	Retained Employees
Exhibit B	Transmission Business Employees
Exhibit C	Certain Nonqualified Plan Participants
Exhibit 5.2(b)(ii)	VEBA Transfer Assumptions

Schedules

Schedule A	Certain Collective Bargaining Agreements
Schedule B	Severance Formula

iii

EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement (this “Agreement”) is dated as of December 4, 2011 among Entergy Corporation, a Delaware corporation (“Entergy”), Mid South TransCo LLC, a Delaware limited liability company and presently a wholly owned Subsidiary of Entergy (“TransCo”), and ITC Holdings Corp., a Michigan corporation (“ITC”). Each of Entergy, TransCo and ITC is herein referred to as a “Party” and together, as “Parties”.

R E C I T A L S:

WHEREAS, Entergy is engaged, through Utility OpCos, in the Transmission Business;

WHEREAS, the Board of Directors of Entergy has determined that it is advisable and in the best interests of Entergy and Entergy’s shareholders to separate the Transmission Business from Entergy and to divest the Transmission Business in the manner contemplated by the Separation Agreement, dated as of the date hereof (the “Separation Agreement”), among Entergy, TransCo, and the other parties thereto and the Merger Agreement, dated as of the date hereof (the “Merger Agreement”), among Entergy, TransCo, ITC and Ibis Transaction Subsidiary LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of ITC (“Merger Sub”);

WHEREAS, Entergy has caused TransCo to be formed in order to facilitate such separation and divestiture;

WHEREAS, Entergy currently owns all of the common units representing limited liability company membership interests of TransCo (the “TransCo Common Units”);

WHEREAS, pursuant to the Merger Agreement, immediately after the Distribution and at the Effective Time, Merger Sub shall be merged (the “Merger”) with and into TransCo, with TransCo surviving the Merger as a wholly owned subsidiary of ITC and the TransCo Common Units shall be converted into the right to receive shares of common stock of ITC on the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware Limited Liability Company Act;

WHEREAS, pursuant to the Separation Agreement, Entergy and TransCo have agreed to enter into this Agreement for the purpose of allocating Assets, Liabilities and responsibilities with respect to certain employee matters and employee compensation and benefit plans and programs between and among them and to address certain other employment-related matters.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Separation Agreement and the following terms shall have the following meanings:

“Action” means any demand, charge, claim, action, suit, counter suit, arbitration, mediation, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Actuary” means, when immediately preceded by “Entergy,” the actuary retained by Entergy in respect of the Entergy OPEB Plan and means, when immediately preceded by “ITC,” the actuary retained by ITC in respect of the ITC OPEB Plan.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Benefit Arrangement” means each Benefit Plan and Benefit Policy.

“Benefit Plan” means, with respect to an entity, each compensation or employee benefit plan, program, policy, agreement or other arrangement, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any benefit plan, program, policy, agreement or arrangement providing cash- or equity-based compensation or incentives, health, medical, dental, vision, disability, accident or life insurance benefits or vacation, severance, retention, change in control, termination, deferred compensation, individual employment or consulting, retirement, pension or savings benefits, supplemental income, retiree benefit, relocation or other fringe benefit (whether or not taxable), or employee loans, that are sponsored or maintained by such entity (or to which such entity contributes or is required to contribute or in which it participates), and excluding workers’ compensation plans, policies, programs and arrangements.

“Benefit Policy” means, with respect to an entity, each plan, program, arrangement, agreement or commitment that is a vacation pay or other paid or unpaid leave policy or practice sponsored or maintained by such entity (or to which such entity contributes or is required to contribute) or in which it participates.

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States. In the event that any action is required or permitted to be taken under this Agreement on or by a date that is not a Business Day, such action may be taken on or by the Business Day immediately following such date.

“Closing” has the meaning given to such term in the Merger Agreement.

“Closing Date” has the meaning given to such term in the Merger Agreement.

“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and Sections 601 through 608 of ERISA, together with all regulations and proposed regulations promulgated thereunder.

“Code” means the United States Internal Revenue Code of 1986 (or any successor statute), as amended from time to time.

“Collective Bargaining Agreement” means all agreements with the collective bargaining representatives of TransCo Employees that set forth the terms and conditions of employment of TransCo Employees, and all modifications of, or amendments to, such agreements and any rules, procedures, awards or decisions of competent jurisdiction interpreting or applying such agreements, including the collective bargaining agreements set forth on Schedule A.

“Consents” means any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third parties.

“Contract” means any legally binding written or oral agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, sales order, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature, excluding any Permit.

“Distribution” has the meaning given to such term in the Merger Agreement.

“Distribution Date” has the meaning given to such term in the Separation Agreement.

“Effective Time” has the meaning given to such term in the Merger Agreement.

“Employment Taxes” means any federal, state, local or foreign Taxes, charges, fees, duties, levies, imposts, rates or other assessments or obligations imposed on, due or asserted to be due from (i) employees or deemed employees of the Entergy Group or employees or deemed employees of the TransCo Group or (ii) the Entergy Group or the TransCo Group as employers or deemed employers of such employees, including employers’ and employees’ portions of Federal Insurance Contributions Act (“FICA”) Taxes, employers’ Federal Unemployment Tax Act (“FUTA”) taxes and state and local unemployment insurance taxes (“SUTA”), and employers’ withholding, reporting and remitting obligations with respect to any such Taxes or employees’ federal, state and local income taxes that are imposed on or due from employees or deemed employees of the Entergy Group or the TransCo Group.

“Employment Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated Employment Tax) required to be supplied to, or filed with, a Tax authority in connection with the determination, assessment or collection of any Employment Tax or the administration of any laws, regulations or administrative requirements relating to any Employment Tax (whether or not a payment is required to be made with respect to such filing).

“Entergy” has the meaning given to such term in the preamble.

“Entergy Bargaining Retirement Plan” means the Entergy Corporation Retirement Plan for Bargaining Employees.

“Entergy Benefit Arrangement” means any Benefit Arrangement sponsored, maintained or contributed to by any member of the Entergy Group or any ERISA Affiliate thereof.

“Entergy Common Stock” means the issued and outstanding shares of common stock, par value $0.01 per share, of Entergy.

“Entergy Group” means Entergy and each of its Subsidiaries, but excluding any member of the TransCo Group.

“Entergy Indemnitees” means Entergy, each member of the Entergy Group, and all Persons who are or have been shareholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Entergy Group (in each case, in their respective capacities as such) (excluding any shareholder of Entergy), together with their respective heirs, executors, administrators, successors and assigns.

“Entergy Nonbargaining Retirement Plan” means the Entergy Corporation Retirement Plan for Nonbargaining Employees.

“Entergy NQDCP” means, collectively, the Pension Equalization Plan of Entergy Corporation and Subsidiaries, the System Executive Retirement Plan of Entergy Corporation and Subsidiaries and the Supplemental Retirement Plan of Entergy Corporation and Subsidiaries.

“Entergy Option” means an option to purchase shares of Entergy Common Stock granted pursuant to one of the Entergy Stock Plans and held by a TransCo Employee as of immediately before the Closing Date.

“Entergy Reimbursement Account Plan” has the meaning set forth in Section 5.3.

“Entergy Restricted Share” means a share of Entergy Common Stock granted by Entergy or one of its Affiliates pursuant to one of the Entergy Stock Plans that as of immediately before the Closing Date is subject to forfeiture based on the extent of attainment of a vesting requirement and held by a TransCo Employee as of immediately before the Closing Date.

“Entergy Restricted Stock Unit” means a unit granted by Entergy or one of its Affiliates pursuant to one of the Entergy Stock Plans representing a general unsecured promise by Entergy or one of its Affiliates to deliver a share of Entergy Common Stock and/or dividend equivalents, if applicable (or the cash equivalent of either), upon the satisfaction of a vesting requirement and held by a TransCo Employee as of immediately before the Closing Date.

“Entergy Retirement Plan” means the Entergy Bargaining Retirement Plan and the Entergy Nonbargaining Retirement Plan.

“Entergy Savings Plan” means the Savings Plan of Entergy Corporation and Subsidiaries and any other Benefit Plan maintained by any member of the Entergy Group in which TransCo Employees participate immediately before the Distribution Date and that is intended to satisfy the requirements of Sections 401(a) and 401(k) of the Code.

“Entergy Stock Plans” means, collectively, the 2011 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries, the 2007 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries, the 1998 Equity Ownership Plan of Entergy Corporation and Subsidiaries, and the Entergy Corporation and Subsidiaries Equity Awards Plan.

“Entergy Welfare Plans” means any employee welfare benefit plan maintained by Entergy or any member of the Entergy Group and in which TransCo Employees participate.

“Equity Exchange Ratio” means the quotient of (i) the per share closing trading price of Entergy Common Stock trading on the “regular way” basis on the New York Stock Exchange on the day before the Distribution Date and (ii) the per share closing trading price of ITC Common Stock trading on the “regular way” basis on the New York Stock Exchange on the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means with respect to any Person, each business or entity which is a member of a “controlled group of corporations,” under “common control” or a member of an “affiliated service group” with such Person within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with such Person under Section 414(o) of the Code, or under “common control” with such Person within the meaning of Section 4001(a)(14) of ERISA.

“Estimated Entergy VEBA Transfer Amount” has the meaning set forth in Section 5.2(b)(ii).

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Indemnifying Party” has the meaning set forth in Section 9.2(b).

“Indemnitee” means each Entergy Indemnitee, TransCo Indemnitee or ITC Indemnitee.

“Indemnity Payment” has the meaning set forth in Section 9.4(a).

“Information” means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data but in any case excluding back-up tapes.

“Initial ITC VEBA Transfer Amount” has the meaning set forth in Section 5.2(b)(ii)(A).

“IRS” means the United States Department of the Treasury Internal Revenue Service.

“ITC” has the meaning set forth in the preamble.

“ITC Benefit Arrangement” means any Benefit Arrangement sponsored, maintained or contributed to by any member of the ITC Group or any ERISA Affiliate thereof immediately following the Effective Time.

“ITC Common Stock” means the issued and outstanding shares of common stock, no par value per share, of ITC.

“ITC Group” means ITC and each of its Affiliates, including after the Closing, the TransCo Group.

“ITC Indemnitees” means ITC, each member of the ITC Group, and all Persons who are or have been shareholders, directors, partners, managers, managing members, officers, agents or employees of any member of the ITC Group (in each case, in their respective capacities as such) (excluding any shareholder of ITC), together with their respective heirs, executors, administrators, successors and assigns.

“ITC Option” means an option to purchase shares of ITC Common Stock as of the Closing Date, which shall be issued as part of the adjustment to Entergy Options in connection with the Merger.

“ITC Reimbursement Account Plan” has the meaning set forth in Section 5.3.

“ITC Restricted Stock Unit” means a unit issued by ITC representing a general unsecured promise by ITC or one of its Affiliates to deliver a share of ITC Common Stock or dividend equivalents, if applicable (or the cash equivalent of either), upon the satisfaction of a service or performance based vesting requirement, which unit is issued as part of the adjustment to Entergy Restricted Stock Units in connection with the Merger.

“ITC Retirement Plan” has the meaning set forth in Section 3.2(a).

“ITC Savings Plan” has the meaning set forth in Section 4.2.

“ITC Welfare Plan” has the meaning set forth in Section 5.1.

“Law” means any statute, law (including common law), ordinance, regulation, rule, code or other legally enforceable requirement of, or Order issued by, a Governmental Authority.

“Leave of Absence” means any leave under the Entergy System Attendance and Absenteeism policy or other similar policy or any other approved leave of absence whether paid or unpaid, that is protected by Law or provided for under an Entergy policy, program or agreement including USERRA Leave, leave under the Family and Medical Leave Act or corresponding state law or any Entergy short-term disability policy, but exclusive of long-term disability.

“Liabilities” means all debts, liabilities (including liabilities for Taxes), guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence, strict liability or relating to Taxes payable by a Person in connection with compensatory payments to employees or independent contractors) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Losses” has the meaning given to such term in the Separation Agreement.

“Merger” has the meaning set forth in the recitals.

“Merger Agreement” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the recitals.

“Net-Tax Basis” has the meaning set forth in Section 9.3(c).

“OPEB Plan” means health and welfare plans that provide post-employment welfare benefits (i.e., any retiree medical, dental, vision and/or life benefits) and, when immediately preceded by “Entergy,” means any OPEB Plan maintained by any member of the Entergy Group and, when immediately preceded by “ITC,” means any OPEB Plan maintained by any member of the ITC Group.

“Order” means any: (i) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel or (ii) Contract with any Governmental Authority entered into in connection with any Action.

“Participating Company” means Entergy or any Person (other than an individual) participating in an Entergy Benefit Arrangement.

“Party” or “Parties” has the meaning set forth in the preamble.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Retained Employee” means, subject to Section 2.10, any individual identified on Exhibit A and up to twenty-five (25) additional individuals as agreed by ITC and Entergy in writing before the Closing Date (such that such individuals shall not be TransCo Employees).

“Separation Agreement” has the meaning set forth in the recitals.

“Separation Date” has the meaning set forth in the Separation Agreement.

“Separation Time” has the meaning set forth in the Separation Agreement.

“Subsidiary” means, with respect to any Person, any corporation or other entity (including partnerships and other business associations and joint ventures) of which at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests in such corporation or entity) shall at the time be held, directly or indirectly, by such Person.

“Tax” or “Taxes” means all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local, provincial or foreign taxing authority, including income, gross receipts, excise, real or personal property, sales, use, transfer, customs, duties, franchise, payroll, withholding, social security, receipts, license, stamp, occupation, employment, or any tax based upon, measured by or calculated with respect to the generation of electricity or other taxes, including any interest, penalties or additions attributable thereto, and any payments to any state, local, provincial or foreign taxing authorities in lieu of any such taxes, charges, fees, levies or assessments.

“Third-Party Claim” has the meaning set forth in Section 9.2(b).

“Third-Party Proceeds” has the meaning set forth in Section 9.4(a).

“TransCo” has the meaning set forth in the preamble.

“TransCo Benefit Arrangement” means any Benefit Arrangement sponsored, maintained or contributed to exclusively by one or more members of the TransCo Group.

“TransCo Employee” means, subject to Section 2.10, (i) any individual who is employed by a member of the Entergy Group as of immediately before the Closing Date and whose principal employment obligations relate to the Transmission Business (a current list of titles and locations for such individuals is set forth in Exhibit B), (ii) at least three hundred twenty-five (325) and up to three hundred fifty (350) individuals employed by any member of the Entergy Group in connection with both the Transmission Business and the electricity distribution businesses of Entergy as agreed by ITC and Entergy in writing before the Closing Date; (iii) at least forty (40) and up to eighty (80) individuals employed by any member of the Entergy Group in connection with corporate or shared services of Entergy as agreed by ITC and Entergy in writing before the Closing Date; provided, Entergy shall not be liable for any Losses if fewer than forty (40) individuals actually become employees of ITC or any member of the ITC Group as of the Closing Date and (iv) any other individuals employed as of immediately before the Closing Date by any member of the Entergy Group as agreed by ITC and Entergy in writing; provided, that in no event shall a Retained Employee be a TransCo Employee and in no event shall any individual receiving long-term disability benefits as of immediately before the Closing Date be treated as a TransCo Employee on or after the Closing Date; and provided, further, that any TransCo Employee who is on short-term disability leave or other Leave of Absence on the Closing Date shall become a TransCo Employee only if and when such TransCo Employee returns to active service for any member of the ITC Group within six (6) months following the Closing Date (or such longer period as required by Law).

“TransCo Group” means TransCo and each of the TransCo Subs. Each of the TransCo Subs shall be deemed to be members of the TransCo Group as of the Separation Time and at all times thereafter up to the Effective Time.

“TransCo Indemnitees” means TransCo, each member of the TransCo Group, ITC (from and after the Separation Time), and each of their respective successors and assigns, and all Persons who are or have been shareholders, directors, partners, managers, managing members, officers, agents or employees of any member of the TransCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns.

“Transmission Business” has the meaning set forth in the Separation Agreement.

“USERRA Leave” means a leave of absence in respect of which reemployment rights are protected under the Uniformed Services Employment and Reemployment Rights Act.

“VEBA” shall, when immediately preceded by “Entergy,” mean, collectively, the Entergy Corporation Companies’ Non-Bargaining Employees’ Welfare Benefit Trust Agreement, the Entergy Corporation Companies’ Bargaining Employees’ Welfare Benefit Trust Agreement, and the Entergy Corporation Companies’ Non-Bargaining Employees’ Welfare Benefit Trust—Life Agreement, which are intended to be voluntary employees’ beneficiary associations under Section

501(c)(9) of the Code and, when immediately preceded by “ITC,” means the voluntary employees’ beneficiary association trust or trusts maintained or to be established by ITC pursuant to Section 5.2(b)(i).

“VEBA True-Up Amount” has the meaning set forth in Section 5.2(b)(ii)(B).

Section 1.2 References; Interpretation. Unless the context otherwise requires:

(a) references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, Exhibits and Schedules to, this Agreement;

(b) references in this Agreement to any time shall be to the then prevailing New York City, New York time unless otherwise expressly provided herein; and

(c) references to an individual as an “Employee” are descriptive only and are not necessarily intended to mean that an individual is in fact an employee of any Party.

Section 1.3 Relation to Other Documents. To the extent there is any inconsistency between this Agreement and the terms of another agreement pertaining to the Separation or Merger (other than any Collective Bargaining Agreement) that is the subject of this Agreement and such inconsistency (i) arises in connection with or as a result of employment with or the performance of services before or after the Separation for any member of the Entergy Group, TransCo Group or ITC Group and (ii) relates to the allocation of Liabilities attributable to the employment, service, termination of employment or termination of service of all present or former Entergy employees or TransCo Employees or any of their dependents and beneficiaries (and any alternate payees in respect thereof) and other service providers (including any individual who is, or was or is determined to be an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the Entergy Group or the TransCo Group), the terms of this Agreement shall prevail.

ARTICLE II

GENERAL PRINCIPLES

Section 2.1 Assumption and Retention of Liabilities; Related Assets.

(a) Effective as of the Separation Time, except as otherwise expressly provided for in this Agreement, Entergy shall, or shall cause one or more members of the Entergy Group to, assume or retain, as applicable, and pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all Entergy Benefit Arrangements which exist as of the Separation Time, (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all employees (other than TransCo Employees) of any member of the Entergy Group or TransCo Group and their dependents and beneficiaries (and any alternate payees in respect thereof)

and other service providers (including any individual who is, or was, or is determined to be an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the Entergy Group or TransCo Group), in each case to the extent such Liability arose in connection with or as a result of employment with any member of the Entergy Group or TransCo Group before, at or after the Separation Time or the performance of services for any member of the Entergy Group or TransCo Group before the Separation Time and (iii) any other Liabilities or obligations expressly assigned to Entergy or any of its Affiliates under this Agreement.

(b) Effective as of the Separation Time, except as otherwise expressly provided for in this Agreement but notwithstanding the provisions of Section 2.1(a), TransCo shall, or shall cause one or more members of the TransCo Group to, assume or retain, as applicable, and pay, perform, fulfill and discharge, in due course in full (i) all Liabilities with respect to the employment, service, termination of employment or termination of service of all TransCo Employees and their dependents and beneficiaries (and any alternate payees in respect thereof) and other service providers (including any individual who is, or was, or is determined to be an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the TransCo Group), in each case to the extent such Liability arose in connection with or as a result of employment with or the performance of services for any member of the Entergy Group, TransCo Group or ITC Group before, at or after the Separation Time, including, in respect of individuals who do not become TransCo Employees until after the Effective Time because they are on Leave of Absence as of the Effective Time, all such Liabilities that arose after the Effective Time, (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all individuals who are not TransCo Employees but where (and to the extent) the act or omission giving rise to such Liability arose while such individual was employed in or providing services to the Transmission Business and (iii) any other Liabilities or obligations expressly assigned to TransCo or any of its Affiliates under this Agreement.

(c) From time to time after the Separation Time, the Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are, or that have been made pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates. Any such reimbursement shall be on a fair-market-value, arm’s-length basis.

(d) Subject to applicable Law, Entergy shall retain responsibility for all employee-related regulatory filings for reporting periods ending at or prior to the Effective Time except for Equal Employment Opportunity Commission EEO-1 reports and affirmative action program (AAP) reports and responses to Office of Federal Contract Compliance Programs (OFCCP) submissions, for which Entergy shall provide data and information (to the extent permitted by applicable Laws and consistent with Section 10.1) to TransCo, which shall be responsible for making such filings in respect of TransCo Employees.

(e) Entergy shall be the responsible party for preparing and timely filing or causing to be prepared and timely filed all Employment Tax Returns of any member of the Entergy Group. Entergy shall be liable for all Employment Taxes due on any such Employment Tax Return. Entergy, at its sole expense, shall have exclusive control over the conduct and resolution of any audit, litigation, contest, dispute, or other proceeding relating to Employment Taxes of any member of the Entergy Group. TransCo shall be the responsible party for preparing and timely filing or causing to be prepared and timely filed all Employment Tax Returns of any member of the TransCo Group with respect to periods (or portions thereof) following the Distribution Date. TransCo shall be liable for all Employment Taxes due on any such Employment Tax Return. TransCo, at its sole expense, shall have exclusive control over the conduct and resolution of any audit, litigation, context, dispute, or other proceeding relating to Employment Taxes of the TransCo Group.

Section 2.2 Treatment of Compensation and Benefit Arrangements. Unless otherwise required by a Collective Bargaining Agreement, for a period of at least thirty-six (36) months following the Closing Date, ITC shall (i) provide or shall cause to be provided to each TransCo Employee cash compensation opportunities that are substantially comparable to the cash compensation opportunities provided to such TransCo Employee immediately before the Closing Date and (ii) provide TransCo Employees with employee benefits with a substantially comparable value in the aggregate and (exclusive of nonqualified deferred compensation benefits provided under the Entergy NQDCP and equity compensation benefits) with a substantially comparable value for each kind of benefit (it being understood that the “kind” of a benefit refers to the general type of benefit—such as qualified pension, qualified savings, medical, dental, life, vision, short-term disability, long-term disability, AD&D, retiree welfare, vacation, other paid time off and fringe—without regard to the form in which such benefit is provided or the individual choices made available) in relation to the benefits provided to such TransCo Employee immediately before the Closing Date; provided, that for the thirty-six (36) months following the Closing Date ITC shall provide severance benefits to TransCo Employees not covered by Collective Bargaining Agreements with a value no less than those described on Schedule B.

Section 2.3 Participation in Entergy Benefit Arrangements. Except as otherwise expressly provided for in this Agreement or as otherwise expressly agreed to in writing between the Parties, (i) effective as of the Effective Time, TransCo and each member of the TransCo Group, to the extent applicable, shall cease to be a Participating Company in any Entergy Benefit Arrangement and (ii) each TransCo Participant, effective as of the Effective Time, shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under any Entergy Benefit Arrangement (except to the extent of obligations that accrued before the Effective Time and that remain a Liability of any member of the Entergy Group pursuant to this Agreement), and Entergy and TransCo shall take all necessary action to effectuate each such cessation. Entergy shall cause there to be no TransCo Benefit Arrangement (and therefor no Liability under any TransCo Benefit Arrangement) at any time before the Effective Time.

Section 2.4 Service Recognition. Effective as of the Closing Date ITC shall, and shall cause each member of the ITC Group to, give each TransCo Employee full credit for purposes of eligibility, vesting, determination of level of benefits, and, to the extent applicable, benefit accruals and benefit subsidies under any ITC Benefit Arrangement for such individuals’ service with any member of the Entergy Group or TransCo Group or any predecessor thereto prior to the Closing Date, to the same extent such service was recognized by the applicable Entergy Benefit Arrangement immediately prior to the Closing Date; provided, that, such service shall not be recognized to the extent such recognition would result in the duplication of benefits. In addition, and without limiting the generality of the foregoing provisions of this Section 2.4, (i) ITC shall cause each TransCo Employee to be immediately eligible to participate, without any waiting time, in any and all ITC Benefit Arrangements to the extent coverage under the ITC Benefit Arrangement is comparable to an Entergy Benefit Arrangement in which the TransCo Employee participated immediately before the Closing Date and (ii) for purposes of each ITC Benefit Arrangement providing medical, dental, pharmaceutical or vision benefits to any TransCo Employee, ITC shall cause all pre-existing condition exclusions and actively-at-work requirements of such ITC Benefit Arrangement to be waived for such employee and his or her covered dependents, except to the extent such conditions would not have been waived under the comparable Entergy Benefit Arrangement in which such employee participated immediately prior to the Closing Date, and ITC shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Entergy Benefit Arrangement ending on the date such employee’s participation in the corresponding ITC Benefit Arrangement begins to be taken into account under such ITC Benefit Arrangement for purposes of satisfying all deductible, coinsurance and maximum out-of pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with the ITC Benefit Arrangement. At Closing and from time to time thereafter as is reasonably necessary, Entergy shall provide ITC with such Information as is necessary to make the proper calculations necessary to comply with the foregoing obligations.

Section 2.5 Collective Bargaining Agreements. Notwithstanding anything in this Agreement to the contrary, prior to the Closing Date Entergy and TransCo shall take or cause to be taken actions that are necessary (if any) for TransCo or a member of the TransCo Group to continue to maintain or to assume and honor (even where otherwise inconsistent with the terms of this Agreement), effective with respect to any respective TransCo Employee as of the time such TransCo Employee becomes employed by a member of the TransCo Group, any Collective Bargaining Agreements and any pre-existing collective bargaining relationships (in each case including obligations that arise in respect of the period both before and after the date of employment by the TransCo Group) to the maximum extent allowable by Law. After the Closing Date, ITC shall cause TransCo or a member of the TransCo Group to continue to maintain or to assume and honor (even where otherwise inconsistent with the terms of this Agreement) such Collective Bargaining Agreements and any pre-existing collective bargaining relationships (in each case including obligations that arise in respect of the period both before and after the date of a TransCo Employee’s employment by the TransCo Group) to the maximum extent allowable by Law. Entergy warrants and represents that no TransCo Employee who is subject to a Collective Bargaining Agreement is represented by a union local that is not party to one of the agreements listed on Schedule A. Nothing in this Agreement is intended to alter the provisions of any Collective Bargaining Agreement or modify in any way the obligations of the Entergy Group or the TransCo Group to any person or union as described in such agreement. Consistent with its obligations under applicable Law and the Collective Bargaining Agreements, Entergy will inform ITC as to the progress of negotiations for the renewal of any Collective Bargaining Agreement or any new Collective Bargaining Agreement prior to the Closing Date.

Section 2.6 No Acceleration of Benefits. Except as otherwise provided in this Agreement, no provision of this Agreement shall be construed to create any right, or accelerate vesting or entitlement, to any compensation or benefit whatsoever on the part of any TransCo Employee or other former, current or future employee of the Entergy Group or TransCo Group under any Benefit Arrangement of the Entergy Group or TransCo Group.

Section 2.7 Amendment Authority. Except as otherwise provided in this Agreement, nothing in this Agreement is intended to prohibit any member of the Entergy Group, TransCo Group or ITC Group from amending or terminating any employee benefit plans, policies and compensation programs at any time on or after the Separation Date.

Section 2.8 No Commitment to Employment or Benefits. Nothing contained in this Agreement shall be construed as a commitment or agreement on the part of any person to continue employment with the Entergy Group, TransCo Group or ITC Group or, except as otherwise provided in this Agreement, as a commitment on the part of the Entergy Group, TransCo Group or ITC Group to continue the employment, compensation, or benefits of any person for any period or to provide any recall or similar rights to an individual on layoff or any type of Leave of Absence. This Agreement is solely for the benefit of the Entergy Group, TransCo Group and ITC Group and, except to the extent otherwise expressly provided herein, nothing in this Agreement, express or implied, is intended to confer any rights, benefits, remedies, obligations or Liabilities under this Agreement upon any Person, including any TransCo Employee or other current or former employee, officer, director or contractor of the Entergy Group, TransCo Group or ITC Group, other than the Parties and their respective successors and assigns.

Section 2.9 Certain Employment Transfers. Entergy shall cause each TransCo Employee to be employed by a member of the TransCo Group immediately before the Effective Time and not earlier. To the extent that any TransCo Employee will not automatically become an employee of a member of the ITC Group as of the Effective Time by reason of the Merger, Entergy agrees to cause the employment of such TransCo Employee to be transferred to the appropriate member of the TransCo Group, and the appropriate member of the ITC Group agrees to cause the appropriate member of the TransCo Group to accept the employment obligations of such TransCo Employee, as of the Effective Time as otherwise provided in this Agreement.

Section 2.10 Identification of Retained/TransCo Employees. The provisions of this Section 2.10 shall apply notwithstanding the provisions of Section 11.15 or Article X of the Separation Agreement. To facilitate the identification of Retained Employees and TransCo Employees, the Parties agree to establish an integration team not later than three (3) months following the date hereof consisting from time to time of eight individuals (or such other number as agreed by Entergy and ITC), one half of whom are employees of a member of the Entergy Group as designated by the chief human resources officer of Entergy and one half of whom are employees of a member of the ITC Group as designated by the chief human resources officer of ITC. Such integration team shall work in good faith to resolve any dispute regarding the identity of Retained Employees and TransCo Employees with a goal of providing (i) TransCo with sufficient operational and management employees (together with employees of the ITC Group) to operate and manage the Transmission Business on a reasonable basis and (ii) Entergy with sufficient operational and management employees to operate and manage the its remaining business on a reasonable basis. To the extent such integration team is unable to agree on the identify of Retained Employees or TransCo Employees not later than eighteen (18) months following the date hereof (or if earlier, thirty (30) days prior to the anticipated Distribution Date), the respective chief human resources officers of Entergy and ITC shall act in good faith to resolve such disagreement not later than the Closing Date; provided, that in the event they are unable to so agree, the chief human resources officer of Entergy shall, in good faith and in accordance with the principles set forth in this Agreement, make the final determination. Notwithstanding the foregoing provisions of this Section 2.10 or the definition of “TransCo Employee” or “Retained Employee” to the contrary, the identification of TransCo Employees shall be made subject to and in accordance with the provisions of any applicable collective bargaining obligation and Collective Bargaining Agreement and otherwise in accordance with applicable Law.

ARTICLE III

QUALIFIED DEFINED BENEFIT PLANS

Section 3.1 Participation of TransCo in the Entergy Retirement Plan. Effective not later than the Separation Date, Entergy shall have caused the Entergy Bargaining Retirement Plan and the Entergy Nonbargaining Retirement Plan to permit TransCo Employees to continue to participate therein during the period (if any) beginning on the Separation Date and ending immediately before the Closing Date in respect of each TransCo Employee who participated therein immediately before the Separation Date. Subject to any applicable collective bargaining obligation, Entergy shall cause each TransCo Employee to become fully vested under the Entergy Bargaining Retirement Plan and the Entergy Nonbargaining Retirement Plan, as applicable, as of the date on which such TransCo Employee ceases to be employed by the Entergy Group (which, generally, will be the Closing Date).

Section 3.2 Retirement Plan.

(a) Effective as of the Closing Date, ITC shall, or shall have caused one or more members of the ITC Group to, establish or maintain a defined benefit pension plan or plans and related trust or trusts to provide retirement pension benefits to TransCo Employees who immediately prior to the Closing Date were participants, whether or not vested, under, the Entergy Bargaining Retirement Plan or Entergy Nonbargaining Retirement Plan, respectively (such defined benefit pension plan or plans, the “ITC Retirement Plan”). ITC shall be responsible for taking all necessary, reasonable and appropriate action to establish, maintain and administer the ITC Retirement Plan so that it is qualified under Section 401(a) of the Code and that the related trust thereunder is exempt under Section 501(a) of the Code, and as soon as reasonably practicable following the Closing Date ITC shall take all steps reasonably necessary to obtain a favorable determination from the IRS as to such qualification if one is not then applicable to the ITC Retirement Plan.

(b) The ITC Retirement Plan shall, as of the Closing Date, have terms that are substantially identical to the terms of the Entergy Bargaining Retirement Plan and the Entergy Nonbargaining Retirement Plan, respectively with respect to the participants thereunder; provided, that all benefits provided to a TransCo Employee (and any beneficiary thereof) pursuant to the ITC Retirement Plan from time to time shall be reduced by the amount payable in respect of the

Entergy Bargaining Retirement Plan or the Entergy Nonbargaining Retirement Plan (or any successor thereto, including any payments made by the PBGC with respect thereto) to such TransCo Employee.

ARTICLE IV

QUALIFIED DEFINED CONTRIBUTION PLANS

Section 4.1 Participation of TransCo in the Entergy Savings Plan; Vesting. Effective not later than the Separation Date, Entergy shall have caused the Entergy Savings Plan to permit TransCo Employees to continue to participate therein during the period (if any) beginning on the Separation Date and ending immediately before the Closing Date in respect of each TransCo Employee who participated therein immediately before the Separation Date. Subject to any applicable collective bargaining obligation, Entergy shall cause each TransCo Employee to become fully vested in such TransCo Employee’s account balances under the Entergy Savings Plan as of the date on which such TransCo Employee ceases to be employed by the Entergy Group (which, generally, will be the Closing Date).

Section 4.2 ITC Savings Plan. Effective as of the Closing Date, ITC shall, or shall have caused one or more members of the ITC Group to, establish or maintain a defined contribution savings plan or plans and related trust or trusts intended to satisfy the requirements of Sections 401(a) and 401(k) of the Code (such defined contribution savings plan or plans, the “ITC Savings Plan”). ITC shall be responsible for taking all necessary, reasonable, and appropriate action to establish, maintain and administer the ITC Savings Plan so that it is qualified under Section 401(a) of the Code, that it satisfies the requirements of Section 401(k) of the Code and that the related trust thereunder is exempt under Section 501(a) of the Code, and as soon as reasonably practicable following the Closing Date ITC shall take all steps reasonably necessary to obtain a favorable determination from the IRS as to such qualification if one is not then applicable to the ITC Savings Plan. ITC shall be responsible for any and all Liabilities (including Liability for funding) and other obligations with respect to the ITC Savings Plan.

Section 4.3 Transfer of Plan Assets and Liabilities. As soon as practicable following the Effective Time, Entergy shall cause any and all accounts of TransCo Employees under the Entergy Savings Plan, and the value of the assets attributable to such accounts, to be transferred to the ITC Savings Plan in a “transfer of assets or liabilities” in accordance with Section 414(l) of the Code. Entergy shall effectuate at least one subsequent transfer no later than seven (7) months following the Effective Time with respect to any individuals who become TransCo Employees after the Effective Time. The assets to be transferred shall be transferred in-kind (except as a third-party administrator may otherwise require other than with respect to Entergy Common Stock or ITC Common Stock), including as applicable in the form of promissory notes evidencing plan loans, Entergy Common Stock and ITC Common Stock. ITC shall cause the administrator of, and the trustee of the trust established under, the ITC Savings Plan to accept such transfer, subject to applicable Law. Prior to the transfer, Entergy and ITC or their respective Affiliates shall notify the IRS of the transfer by timely filing Forms 5310-A, to the extent such filings are required.

Section 4.4 Stock Considerations. ITC shall (i) cause the ITC Savings Plan to provide that all shares of Entergy Common Stock transferred to the ITC Savings Plan in connection with Section 4.3 shall, to the extent still held under the ITC Savings Plan, be maintained under the ITC Savings Plan in compliance with all requirements of ERISA and applicable securities laws, (ii) except to the extent inconsistent with the requirements of ERISA, cause any fiduciary responsible for evaluating the continued propriety of investment in Entergy Common Stock under the ITC Savings Plan (exclusive of any TransCo Employee) not to require a divestiture of Entergy Common Stock under the ITC Savings Plan before the date that is one trading day prior to the later of (x) six (6) months following the Closing Date or (y) solely if approved by the FERC, twelve (12) months following the Closing Date, and (iii) except to the extent it would cause a violation of applicable Law, cause the ITC Savings Plan to permit any TransCo Employee to hold Entergy Common Stock under the ITC Savings Plan until the date that is one trading day prior to the later of (x) six (6) months following the Closing Date or (y) solely if approved by the FERC, twelve (12) months following the Closing Date.

ARTICLE V

HEALTH AND WELFARE PLANS

Section 5.1 Health and Welfare Plan Participation. Effective not later than the Separation Date, Entergy shall have caused the Entergy Welfare Plans to permit TransCo Employees to continue to participate therein during the period (if any) beginning on the Separation Date and ending immediately before the Closing Date in respect of each TransCo Employee who participated therein immediately before the Separation Date. Effective as of the Closing Date, ITC shall, or shall cause an Affiliate to, establish or maintain health and welfare plans for the benefit of TransCo Employees (collectively, the “ITC Welfare Plans”).

Section 5.2 ITC Retiree Welfare Benefits.

(a) Maintenance of Post-Retirement Welfare Plans. Notwithstanding anything in Section 2.2 to the contrary and unless otherwise required by a Collective Bargaining Agreement, (i) ITC shall not commingle funds transferred to the ITC VEBA in accordance with Section 5.2(b)(ii) with any other funds or apply the funds transferred to the ITC VEBA in accordance with Section 5.2(b)(ii) for purposes other than the funding of benefits under one or more OPEB Plans with terms substantially comparable to those in effect under the Entergy OPEB Plan immediately before the Closing Date for the benefit of TransCo Employees (and their beneficiaries) who, immediately before the Closing Date, were receiving such benefits or eligible for them upon satisfaction of applicable eligibility criteria and (ii) for the thirty-six (36) month period following the Closing Date (or, if later, until exhaustion of the funds transferred to the ITC VEBA in accordance with Section 5.2(b)(ii)), ITC shall maintain OPEB Plans with terms substantially comparable to those in effect under the Entergy OPEB Plan immediately before the Closing Date for the benefit of TransCo Employees who, immediately before the Closing Date, were receiving such benefits or eligible for them upon satisfaction of applicable eligibility criteria and shall not amend or terminate such OPEB Plans. Effective as of the Closing Date, ITC shall assume or shall cause a member of the ITC Group to assume, and neither Entergy nor any member of the Entergy Group shall have any obligation whatsoever with regard to, all obligations and Liabilities under any Entergy OPEB Plan for benefits in respect of TransCo Employees.

(b) Transfer of VEBA Assets.

(i) Establishment of ITC VEBA. Effective not later than the Closing Date (or such later time as mutually agreed by Entergy and ITC), ITC shall adopt the ITC VEBA in a form that is substantially comparable to the Entergy VEBA as in effect immediately before the Closing Date and shall cause the ITC VEBA to qualify under Section 501(c)(9) of the Code.

(ii) VEBA Asset Allocations and Transfers. Prior to the Closing Date (or such later time as mutually agreed by Entergy and ITC), Entergy shall cause the Entergy Actuary to determine the estimated value, as of the Closing Date, of the Assets to be transferred to the ITC VEBA in accordance with the assumptions and valuation methodology set forth on Exhibit 5.2(b)(ii) (the “Estimated Entergy VEBA Transfer Amount”). In no event shall any Assets be transferred with respect to any individual who is on a Leave of Absence on the Closing Date, whether or not such individual later becomes a TransCo Employee.

(A) Initial Transfer. Not later than ten (10) Business Days following the Closing Date (or such later time as mutually agreed by Entergy and ITC), Entergy and ITC shall cooperate in good faith to cause an initial transfer of Assets (as determined by Entergy in its discretion, in either (x) cash or (y) in kind, with AA-rated or better cash-like securities or other cash equivalents) from the Entergy VEBA to the ITC VEBA in an amount equal (as determined in the discretion of Entergy) to not less than ninety percent (90%) and not more than ninety-five percent (95%) of the Estimated Entergy VEBA Transfer Amount (such amount, the “Initial ITC VEBA Transfer Amount”).

(B) True-Up Transfer. Within ninety (90) days (or such later time as mutually agreed by Entergy and ITC) following the Closing Date (and in any event following the transfer described in subsection (b)(ii)(A) above), Entergy shall cause the Entergy Actuary to calculate the value of the Assets credited under the Entergy VEBA as of the Closing Date in respect of the TransCo Employees using the assumptions and valuation methodology set forth on Exhibit 5.2(b)(ii) (the “Proposed Actual Entergy VEBA Transfer Amount”) and provide the Proposed Actual Entergy VEBA Transfer Amount to ITC for review. The ITC Actuary shall have forty-five (45) days to review such Proposed Actual Entergy VEBA Transfer Amount and shall have access to all data used by the Entergy Actuary to make its proposed calculations. If the ITC Actuary disagrees with the Proposed Actual Entergy VEBA Transfer Amount, the Entergy Actuary and the ITC Actuary shall work together in good faith for thirty (30) days to agree on the Proposed Actual Entergy VEBA Transfer Amount. If they cannot so agree within the thirty (30) day period, then the Entergy Actuary and the ITC Actuary shall select another actuary to calculate the Proposed Actual Entergy VEBA Transfer Amount. The conclusion of such other actuary, which shall be rendered within 30 days, or the agreed amount between the ITC Actuary and Entergy Actuary (as the case may be) shall constitute the “Actual Entergy VEBA Transfer Amount.” Within one hundred eighty (180) days (or such later time as mutually agreed by Entergy and ITC) following the Closing Date (and in any event following the transfer described in subsection (b)(ii)(A) above), Entergy shall cause the Entergy VEBA to transfer to the ITC VEBA an amount (as determined by Entergy in its discretion, in either (x) cash or (y) in kind, with AA-rated or better cash-like securities or other cash equivalents), equal to (I) the Actual Entergy VEBA Transfer Amount minus (II) the Initial ITC VEBA Transfer Amount (such difference, as adjusted as described below, the “VEBA True-Up Amount”); provided, that, in the event the VEBA True-Up Amount is negative, Entergy shall not be required to cause any such additional transfer and instead ITC shall be required to cause a transfer of cash, cash-like securities or other cash equivalents (or, if determined by ITC in its discretion, Assets in kind) from the ITC VEBA to the Entergy VEBA in an amount equal to the absolute value of the VEBA True-Up Amount. The Parties acknowledge that the Entergy VEBA’s transfer of the VEBA True-Up Amount to the ITC VEBA shall be in full settlement and satisfaction of the obligations of Entergy to cause the transfer of, and the Entergy VEBA to transfer, Assets to the ITC VEBA pursuant to this Section 5.2(b)(ii). The VEBA True-Up Amount shall be paid from the Entergy VEBA to the ITC VEBA, as determined by Entergy in its discretion in kind, in cash, cash-like securities or other cash equivalents, and shall be adjusted in respect of the period from the Closing Date to the date of transfer of the VEBA True-Up Amount. Such adjustment shall be based on the methodology set forth on Exhibit 5.2(b)(ii). In the event that ITC is obligated to cause the ITC VEBA to reimburse the Entergy VEBA pursuant to this Section 5.2(b)(ii), such reimbursement shall be performed in accordance with the same principles set forth herein with respect to the payment of the VEBA True-Up Amount. The Parties acknowledge that the ITC VEBA’s transfer of such reimbursement amount to the Entergy VEBA shall be in full settlement and satisfaction of the obligations of ITC to cause the transfer of, and the ITC VEBA to transfer, Assets to the Entergy VEBA pursuant to this Section 5.2(b)(ii).

Section 5.3 Reimbursement Account Plans. Effective as of the Closing Date ITC shall have established a health and dependent care reimbursement account plan (the “ITC Reimbursement Account Plan”) with features substantially similar to those contained in the Entergy Corporation Companies Benefits Plus Reimbursement Plan (or any successor thereto) as in effect immediately prior to the Closing Date (the “Entergy Reimbursement Account Plan”). ITC shall assume responsibility for administering under the ITC Reimbursement Account Plan all reimbursement claims of TransCo Employees with respect to the period before, on and after the Closing Date. No more than forty-five (45) days following the Closing Date (or such later time as mutually agreed by Entergy and ITC), (A) Entergy shall cause to be transferred to ITC an amount in cash, cash-like securities or other cash equivalents equal to the excess, if any, of all contributions to the Entergy Reimbursement Account Plan made with respect to the calendar year in which the Closing occurs (and, if the transfer occurs in any calendar year before April 1, the preceding calendar year) by or on behalf of any TransCo Employee prior to the Closing Date over the amount previously distributed to the TransCo Employees under the Entergy Reimbursement Account Plan for the calendar year in which the Closing occurs (and, if the transfer occurs in any calendar year before April 1, the preceding calendar year), and (B) ITC shall cause to be transferred to Entergy an amount in cash, cash-like securities or other cash equivalents equal to the excess, if any, of the amount previously distributed to the TransCo Employees under the Entergy Reimbursement Account Plan for the calendar year in which the Closing occurs (and, if the transfer occurs in any calendar year before April 1, the preceding calendar year)over all contributions to the Entergy Reimbursement Account Plan made with respect to the calendar year in which the Closing occurs (and, if the transfer occurs in any calendar year before April 1, the preceding calendar year) by or on behalf of any TransCo Employee prior to the Closing Date.

Section 5.4 Certain Liabilities.

(a) Insured Benefits. With respect to employee welfare and fringe benefits that are provided through the purchase of insurance, Entergy shall timely pay all premiums in respect of coverage of TransCo Employees in respect of the period before the Closing Date, and ITC shall cause Entergy not to have any Liability in respect of any and all claims of TransCo Employees that are incurred under the ITC Welfare Plans on or after the Closing Date.

(b) Self-Insured Benefits. Except to the extent otherwise provided in Section 5.4(c), with respect to employee welfare and fringe benefits that are provided on a self-insured basis, (i) Entergy shall fully perform, pay and discharge, under the Entergy Welfare Plans, all claims of TransCo Employees that are incurred but not paid prior to the Closing Date and (ii) ITC shall fully perform, pay and discharge, under the ITC Welfare Plans, from and after the Closing Date, all claims of TransCo Employees that are incurred on or after the Closing. For purposes of this Section 5.4(b), a claim or Liability is deemed to be incurred: with respect to medical, dental, vision and/or prescription drug benefits, upon the rendering of health services giving rise to such claim or Liability; with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or Liability; and with respect to disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or Liability.

(c) Special Prescription Drug Rules. With respect to Entergy’s prescription drug program, (i) Entergy shall retain any prescription drug rebate or settlement from any medical claim administrator, pharmaceutical company or insurer regardless of the date of payment to the extent they are associated with claims that are incurred prior to the Closing Date, and (B) Entergy shall retain any Medicare Part D subsidy by the federal government regardless of the date of payment to the extent they are associated with claims that are incurred prior to the Closing Date.

Section 5.5 Time-Off Benefits. Unless otherwise required in a Collective Bargaining Agreement, (i) ITC shall credit (or continue to credit) each TransCo Employees as of the Closing Date with the amount of accrued but unused vacation time, paid time off and other time-off benefits as such TransCo Employee had with the Entergy Group or the TransCo Group as of immediately before the Closing Date, (ii) ITC shall cause each TransCo Employee to be eligible to use on or before March 31 of the year following the Closing Date any accrued but unused vacation time, paid time off and other time-off benefits as such TransCo Employee had with the Entergy Group or the TransCo Group as of immediately before the Closing Date to the extent in excess of the amount that would have been available to the TransCo Employee had the TransCo Employee’s service with Entergy or any member of the Entergy Group been treated as service with ITC, (iii) ITC may cause each TransCo Employee to forfeit any excess amount not used in accordance with the foregoing clause (ii), and (iv) as of the Closing Date, each TransCo Employee shall be subject to ITC’ vacation policies (pro-rated as of the Closing Date for the year in which the Closing occurs); provided, however, that ITC shall provide Transco Employees with credit for employment service with Entergy or any member of the Entergy Group for purposes of determining each TransCo Employee’s eligibility for and future accruals of vacation days under ITC’ vacation policy.

ARTICLE VI

EXECUTIVE BENEFIT PLANS

Section 6.1 Non-Qualified Deferred Compensation Plans. Effective as of the Closing Date and to the extent not prohibited by the terms of the Entergy NQDCPs, ITC shall establish or maintain one or more nonqualified deferred compensation plans and cause such plan or plans to assume responsibility for all Liabilities and fully perform, pay and discharge all obligations, when such obligations become due, of the Entergy NQDCP with respect to all TransCo Employees identified on Exhibit C who are participants therein immediately before the Closing Date. Entergy shall retain responsibility for all Liabilities and fully perform, pay and discharge all obligations, when such obligations become due, under the Entergy NQDCP or any other nonqualified deferred compensation plan maintained by Entergy or any member of the Entergy Group with respect to all other TransCo Employees who are participants therein immediately before the Closing Date.

Section 6.2 Separation is Not Distributable Event. The Parties acknowledge that, for purposes of the Entergy NQDCP, neither the Separation nor the Merger nor any transfers of employment incident thereto shall result in a distributable event under the Entergy NQDCP. ITC shall notify Entergy promptly following the termination of employment with ITC (or any member of the ITC Group) of all TransCo Employees (exclusive of those identified on Exhibit C) who are participants in the Entergy NQDCP, provided that Entergy provides a list of such TransCo Employee participants to ITC (and then-current account balance estimates) at the Closing.

Section 6.3 No Transfer of Assets Attributable to Entergy NQDCP. There shall be no transfer of Assets to ITC or any of its Affiliates (or to any trust maintained by any of them or to or in respect of any nonqualified deferred compensation plan maintained by any member of the ITC Group) in respect of Liabilities under the Entergy NQDCP or any other nonqualified deferred compensation plan maintained by Entergy or any member of the Entergy Group.

ARTICLE VII

EQUITY INCENTIVE AWARDS

Section 7.1 Treatment of Outstanding Entergy Options. Each Entergy Option shall, as of the Effective Time automatically and without any action on the part of the holder thereof, be converted into an ITC Option in accordance with the succeeding paragraphs of this Section 7.1. The number of shares subject to the ITC Option shall be equal to the number of shares of Entergy Common Stock subject to the Entergy Option multiplied by the Equity Exchange Ratio, with the resulting number of shares subject to the ITC Option being rounded down to the nearest whole share. The per share exercise price of the ITC Option shall be equal to (1) the per share exercise price of the Entergy Option immediately prior to the Closing Date divided by the Equity Exchange Ratio, which amount shall be rounded up to the nearest whole cent. Except as otherwise provided herein, the terms and conditions applicable to the ITC Options shall be substantially identical to the terms and conditions applicable to the corresponding Entergy Option, including the terms and conditions relating to vesting and the post-termination exercise period (as set forth in the applicable plan, award agreement or in the option holder’s then applicable employment agreement with Entergy or its Affiliates, which terms shall remain in effect even after the expiration or termination of such employment agreement). To the extent that Section 409A or 421(a) of the Code applies to any Entergy Option, the adjustments described in this Section 7.1 will be subject to such modifications, as any, as are required to cause the adjustment contemplated by this Section 7.1 to be made in a manner consistent with Section 409A or 421(a) of the Code, as applicable.

Section 7.2 Treatment of Outstanding Entergy Restricted Stock. Each share of Entergy Restricted Stock shall, as of the Effective Time automatically and without any action on the part of the holder thereof, be converted into a number of shares of ITC Common Stock equal to the Equity Exchange Ratio subject to restrictions substantially identical to those that applied to the Entergy Restricted Stock immediately before the Closing Date.

Section 7.3 Treatment of Outstanding Entergy Restricted Stock Units. Each Entergy Restricted Stock Unit shall, as of the Effective Time automatically and without any action on the part of the holder thereof, be converted into a number of ITC Restricted Stock Units equal to the Equity Exchange Ratio subject to restrictions and other terms and conditions terms and conditions substantially identical to those that applied to the Entergy Restricted Stock Units immediately before the Closing Date.

Section 7.4 SEC Registration. As soon as practicable following the Effective Time, ITC shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering shares of ITC Common Stock subject to issuance upon the exercise of the ITC Options and substitute restricted shares and restricted stock units in respect of ITC Common Stock issuable in accordance with the provisions of this ARTICLE VII. Entergy shall cooperate with and assist ITC in the preparation of such registration statement. ITC shall keep such registration statement effective (and maintain the current status of the prospectus required thereby) for so long as any ITC Options or such substitute restricted shares or restricted stock units in respect of ITC Common Stock remain outstanding.

Section 7.5 Savings Clause. The Parties hereby acknowledge that the provisions of this ARTICLE VII are intended to achieve certain Tax, legal and accounting objectives and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.

ARTICLE VIII

ADDITIONAL COMPENSATION MATTERS

Section 8.1 Workers’ Compensation Liabilities. Effective as of the Closing Date, ITC shall assume all Liabilities (other than any Liabilities related to medical or other similar services performed, or compensation in respect of lost work for periods, prior to the Closing Date) for TransCo Employees related to any and all workers’ compensation claims and coverage, whether arising under any law of any state, territory, or possession of the U.S. or the District of Columbia, and arising on or after the Closing Date, and ITC shall be fully responsible for the administration of all such claims. If ITC is unable to assume any such Liability or the administration of any such claim because of the operation of applicable state law or for any other reason, Entergy shall retain such Liabilities and ITC shall reimburse and otherwise fully indemnify Entergy for all such Liabilities, including the costs of administering the plans, programs or arrangements under which any such Liabilities have accrued or otherwise arisen. Entergy shall retain all Liabilities for workers’ compensation claims to the extent arising prior to the Closing Date.

Section 8.2 Code Sections 162(m)/409A. Notwithstanding anything in this Agreement to the contrary (including the treatment of supplemental and deferred compensation plans, outstanding long-term incentive awards and annual incentive awards as described herein), the Parties agree to negotiate in good faith regarding the need for any treatment different from that otherwise provided herein to ensure that (i) a federal income Tax deduction for the payment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation is not limited by reason of Section 162(m) of the Code, and (ii) the treatment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation does not cause the imposition of a Tax under Section 409A of the Code. In no event, however, will any Party be liable to another in respect of any Taxes imposed under Section 409A of the Code or the denial of any Tax deduction by reason of Section 162(m) of the Code.

Section 8.3 Certain Payroll, Annual and Long-Term Bonus Matters.

(a) Post-Distribution Payroll for Pre-Distribution Service. In the case of each TransCo Employee, the employer of such individual as of immediately before the Closing Date shall be responsible for paying (and the W-2 and other payroll reporting obligations for) the payroll amount due to such individual for the payroll period (or portion thereof) ending on the Closing Date.

(b) Annual Bonus Programs. Subject to any applicable Collective Bargaining Agreement, as soon as practicable (and in any event within thirty (30) days) following the Closing Date, Entergy shall pay or shall cause a member of the Entergy Group to pay to each TransCo Employee an amount equal to the annual cash incentive bonus (if any) the TransCo Employee would have earned for the year during which the Closing Date occurs at the target level of performance had the TransCo Employee been eligible for such a bonus, pro-rated for the portion of the year through the Closing Date.

(c) Long Term Incentive Program. Subject to any applicable Collective Bargaining Agreement, as soon as practicable (and in any event within thirty (30) days) following the Closing Date, Entergy shall pay or shall cause a member of the Entergy Group to pay to each TransCo Employee who is then participating in the Entergy Long-Term Incentive Program under the Entergy Stock Plan (or any successor thereto) the amount (if any) the TransCo Employee would have earned under any then pending performance cycles at the target level of performance had the TransCo Employee been eligible for such an incentive payment, pro-rated for the portion of the performance period ending on the Closing Date.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification by the Parties. Except as otherwise specifically set forth in any provision of this Agreement, (i) Entergy shall indemnify, defend and hold harmless the ITC Indemnitees and TransCo Indemnitees from and against, and shall reimburse such Indemnitees with respect to, any and all Losses that result from, relate to or arise, whether prior to or following the Distribution, any breach by any member of the Entergy Group of any provision of this Agreement and (ii) ITC and TransCo shall, on a joint and several basis, indemnify, defend and hold harmless the Entergy Indemnitees from and against, and shall reimburse such Entergy Indemnitees with respect to, any and all Losses that result from, relate to or arise, whether prior to or following the Separation Time, any breach by any member of the ITC Group or TransCo Group of any provision of this Agreement.

Section 9.2 Procedures for Indemnification.

(a) An Indemnitee shall give the Indemnifying Party notice of any matter that an Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (other than a Third-Party Claim which shall be governed by Section 9.2(b)), within twenty (20) Business Days of such determination, stating the amount of the Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(b) If a claim or demand is made against an Indemnitee by any Person who is not a party to this Agreement or an Affiliate of a Party (a “Third-Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party that is or may be required pursuant to this Article IX to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event within thirty (30) calendar days) after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, that the failure to provide notice of any such Third-Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred by the Indemnitee in defending such Third-Party Claim during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.

(c) An Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and settle any Third-Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, which counsel must be reasonably acceptable to the applicable Indemnitees, if it gives written notice of its intention to do so and agreement that the Indemnitee is entitled to indemnification under this Article IX to the applicable Indemnitees within thirty (30) calendar days of the receipt of notice from such Indemnitees of the Third-Party Claim. After such notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent and material Information and materials in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, that such access shall not require the Indemnittee to disclose any information the disclosure of which would, in the reasonable judgment of the Indemnitee, result in the loss of any existing attorney-client privilege with respect to such information or violate any applicable Law.

(d) Notwithstanding anything to the contrary in this Section 9.2, in the event that (i) an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, (ii) there exists a conflict of interest or potential conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), (iii) any Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee, (iv) the Indemnifying Party shall not have employed counsel to represent the Indemnitee within thirty (30) calendar days after notice from the Indemnitee of such Third-Party Claim, (v) the Indemnitee’s exposure to Liability in connection with such Third-Party Claim is reasonably expected to exceed the Indemnifying Party’s exposure in respect of such Third-Party Claim taking into account the indemnification obligations hereunder or (vi) the party making such Third-Party Claim is a Governmental Authority with regulatory authority over the Indemnitee or any of its material Assets, such Indemnitee(s) shall be entitled to assume the defense of such Third-Party Claim, at the Indemnifying Party’s expense, with counsel of such Indemnitee’s choosing. If the Indemnitee is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses, pertinent and material Information and materials in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee; provided, that such access shall not require the Indemnifying Party to disclose any information the disclosure of which would, in the reasonable judgment of the Indemnifying Party, result in the loss of any existing attorney-client privilege with respect to such information or violate any applicable Law.

(e) Unless the Indemnifying Party has failed to assume the defense of the Third-Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If an Indemnifying Party has failed to assume the defense of the Third-Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third-Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third-Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(f) In the case of a Third-Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third-Party Claim without the consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee, does not release the Indemnitee from all liabilities and obligations with respect to such Third-Party Claim or includes an admission of guilt or liability on behalf of the Indemnitee.

(g) Except as otherwise provided in Section 11.3, absent fraud or intentional misconduct by an Indemnifying Party, the indemnification provisions of this Article IX shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or Losses resulting from any breach of this Agreement, and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article IX against any Indemnifying Party.

Section 9.3 Indemnification Obligations Net of Proceeds Received from Third Parties.

(a) Any Liability subject to indemnification or contribution pursuant to this ARTICLE IX will be (i) net of any proceeds received by the Indemnitee from any third party for indemnification for such Liability that actually reduce the amount of the Liability (“Third-Party Proceeds”) and (ii) be determined on a Net-Tax Basis. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this ARTICLE IX to any Indemnitee pursuant to this ARTICLE IX will be reduced by Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Third-Party Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) The Indemnitee shall use commercially reasonable efforts to seek to collect or recover any Third-Party Proceeds to which the Indemnitee is entitled in connection with any Liability for which the Indemnitee seeks contribution or indemnification pursuant to this ARTICLE IX; provided, that the Indemnitee’s inability to collect or recover any such Third-Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

(c) The term “Net-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any Indemnitee against, or reimburse any Indemnitee for, any Liability, such amount will be increased to take account of all or any portion of the indemnification payment (including any increase of the indemnification payment attributable hereto) being properly includable in the income of the Indemnitee; provided that any such increase shall be net of any Tax benefit attributable to the capitalization or deduction of such Liability of the Indemnitee. For purposes of determining Net-Tax Basis, any inclusion in income or Tax benefit shall be determined on a hypothetical basis (i) using the highest federal marginal corporate income tax rate in the applicable year of inclusion plus three percent (3%), (ii) assuming that the Indemnitee will be liable for Taxes at such rate and has no net operating losses, capital losses or tax credits, (iii) assuming that any Tax benefit is used at the earliest date allowable by applicable Law and (iv) for purposes of calculating the Tax benefit attributable to amounts that will be depreciated or amortized in the future, utilizing a discount rate equal to six percent (6%).

Section 9.4 Certain Actions; Substitution; Subrogation.

(a) Certain Actions. Notwithstanding anything to the contrary set forth in Section 9.2, Entergy and TransCo shall jointly control the defense of any and all Actions pending at the Separation Time which otherwise would be subject to this Article IX and as to which a member of the Entergy Group is also named as a target or defendant thereunder; provided, that (i) Entergy and TransCo shall defend such Actions in good faith, (ii) Entergy and TransCo shall reasonably consult with the other on a regular basis with respect to strategy and developments with respect to any such Action, (iii) each of Entergy and TransCo shall have the right to participate in and employ separate counsel in connection with the defense, compromise or settlement of such Action at its own cost and expense and (iv) each of Entergy and TransCo must consent, such consent not to be unreasonably withheld, conditioned or delayed, to settle or compromise or consent to the entry of judgment with respect to such Action if such settlement, consent or judgment would require either Party (or any of its Affiliates) to admit any guilt or fault or incur any Liability, does not release such Party (or any of its Affiliates) completely in connection with such Action, or imposes injunctive or other equitable relief against such Party (or any of its Affiliates). After any such compromise, settlement, consent to entry of judgment or entry of judgment, Entergy and TransCo shall agree upon a reasonable allocation to TransCo of, and TransCo shall be responsible for or receive, as the case may be, TransCo’s proportionate share of any such compromise, settlement, consent or judgment attributable to the TransCo, including its proportionate share of the reasonable costs and expenses associated with defending the same.

(b) Substitution. In the event of an Action that involves solely matters that are indemnifiable and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party so requests, the Parties shall use commercially reasonable efforts to substitute the Indemnifying Party for the named but not liable defendant to be removed from such Action and such defendants shall not be required to make any payments or contribution in connection therewith (regardless if such removal is successful or not). If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this ARTICLE IX shall not be affected.

(c) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee, in whole or in part based upon and in proportion to the amount of the Indemnitee’s Liability that the Indemnifying Party has paid, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

Section 9.5 Payments. Indemnification required by this ARTICLE IX shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or a Loss or Liability incurred.

ARTICLE X

GENERAL AND ADMINISTRATIVE

Section 10.1 Sharing of Information. To the extent permitted by applicable Law, Entergy, TransCo and ITC shall provide to each other and their respective agents and vendors all Information (other than attorney-client privileged Information or attorney work product) as the other may reasonably request to enable the requesting Party to defend or prosecute claims, administer efficiently and accurately each of its Benefit Arrangements (including in connection with audits or other proceedings maintained by any Governmental Authority), to timely and accurately comply with and report under Section 14 of the Securities Exchange Act of 1934, as amended and the Code, to determine the scope of, as well as fulfill, its obligations under this Agreement, and otherwise to comply with provisions of applicable Law. Such Information shall, to the extent reasonably practicable, be provided in the format and at the times and places requested, but in no event shall the Party providing such Information be obligated to incur any out-of-pocket expenses not reimbursed by the Party making such request or make such Information available outside of its normal business hours and premises. Any Information shared or exchanged pursuant to this Agreement shall be subject to the confidentiality requirements set forth in ARTICLE VII of the Separation Agreement; provided, that, notwithstanding anything in such ARTICLE VII and without otherwise limiting the provisions of such ARTICLE VII, each of the Parties shall comply with any requirement of applicable Law in regard to the confidentiality of the Information (whether relating to employee records or otherwise) that is shared with another Party in accordance with this Section 10.1. The Parties also hereby agree to enter into any business associate agreements that may be required for the sharing of any Information pursuant to this Agreement to comply with the requirements of HIPAA. The Parties shall use their best efforts to secure consents or authorizations from employees, former employees and their respective dependents to the extent required to permit the Parties to share Information as contemplated in this Section 10.1.

Section 10.2 Reasonable Efforts/Cooperation. Each of the Parties shall use reasonable best efforts (subject to, and in accordance with applicable Law) to be take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by and carry out the intent and purposes of this Agreement, including adopting plans or plan amendments and including using reasonable best efforts to obtain satisfaction of the conditions precedent to each Party’s obligations hereunder within its reasonable control and to perform all covenants and agreements herein applicable to such Party and (ii) none of the Parties will, without the prior written consent of the other applicable Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, where the cooperation of third parties, such as insurers or trustees, would be necessary in order for a Party to completely fulfill its obligations under this Agreement, such Party shall use reasonable best efforts to cause such third parties to provide such cooperation. Without limiting the foregoing provisions of this Section 10.2, each of the Parties shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the IRS, an advisory opinion from the Department of Labor or any other filing, consent or approval with respect to or by a Governmental Authority.

Section 10.3 Employer Rights. Without limiting Section 2.8 and except as otherwise expressly provided in this Agreement (including Section 2.2 and Section 5.2(a)), nothing in this Agreement shall prohibit any Party or any of their respective Affiliates from amending, modifying or terminating any of their respective Benefit Arrangements at any time within their sole discretion.

Section 10.4 Effect on Employment. Without limiting Section 2.3 or Section 2.4, except as expressly provided in this Agreement, the mere occurrence of the Separation, Distribution or Merger shall not cause any employee to be deemed to have incurred a termination of employment which entitles such individual to the commencement of benefits under any of the Entergy Benefit Arrangements or any of the Collective Bargaining Agreements (provided that TransCo Employees may become eligible for a distribution from the Entergy Savings Plan in accordance with the terms of such plan).

Section 10.5 Consent of Third Parties. If any provision of this Agreement is dependent on the Consent of any third party and such Consent is withheld, the Parties hereto shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision (as applicable) in a mutually satisfactory manner.

Section 10.6 Access to Employees. On and after the Closing Date, Entergy, TransCo and ITC shall, and shall cause each of their respective Affiliates to, use their best efforts to make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative Action (other than a legal action between or among any of the Parties) to which any employee, director or Benefit Arrangement of the Entergy Group, TransCo Group or ITC Group is a party and which relates in any way to their respective employment or to their respective Benefit Arrangements prior to the Closing Date. The Party to whom an employee is made available in accordance with this Section 10.6 shall pay or reimburse the other Party for all reasonable expenses which may be incurred by such employee in connection therewith, including all reasonable travel, lodging, and meal expenses.

Section 10.7 Beneficiary Designation/Release of Information/Right to Reimbursement. Without limiting the provisions of Section 2.7 or Section 3.2(c) or other provisions of this Agreement, to the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of Information and rights to reimbursement made by or relating to TransCo Employees under Entergy Benefit Arrangements shall be transferred to and be in full force and effect under the corresponding ITC Benefit Arrangements until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant TransCo Employee.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Entire Agreement. This Agreement, including the Exhibits and Schedules, the Confidentiality Agreements, the Collective Bargaining Agreements, the Merger Agreement, the Separation Agreement and the other Ancillary Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter. In the event of any conflict between the terms and conditions of the body of this Agreement and the terms and conditions of any Schedule or Exhibit, the terms and conditions of such Schedule or Exhibit shall control.

Section 11.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 11.3 Specific Performance; Jurisdiction. The Parties understand and agree that the covenants and agreements on each of their parts herein contained are uniquely related to the desire of the Parties and their respective Affiliates to consummate the Transactions (within the meaning of the Separation Agreement), that the Transactions (within the meaning of the Separation Agreement) are a unique business opportunity at a unique time for each of Entergy and ITC and their respective Affiliates, and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms and further agree that, although monetary damages may be available for the breach of such covenants and agreements, monetary damages would be an inadequate remedy therefor. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.3 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 11.3, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.4 Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.5 Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided, that the facsimile transmission is promptly confirmed and any facsimile or email transmission received after 5:00 p.m. Eastern Time shall be deemed received at 9:00 a.m. Eastern Time on the following Business Day, (c) when delivered, if delivered personally to the intended recipient and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

(a)	If to ITC:

ITC Holdings Corp.

27175 Energy Way

Novi, MI 48377

Attn: Daniel J. Oginsky, Senior Vice President and General Counsel

Facsimile: (248) 946-3562

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attn: Gregory T. Grogan, Esq.

Facsimile: (212) 455-2502

(b)	If to Entergy:

Entergy Corporation

639 Loyola Avenue

New Orleans, LA 70113

Attn: J. Wayne Leonard, Chief Executive Officer

Facsimile: (504) 576-2776

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

Attn:	Pankaj K. Sinha, Esq.
Michael P. Rogan, Esq.

Facsimile: (202) 393-5760

(c)	If to TransCo prior to the Distribution Date:

Mid South TransCo LLC

c/o Entergy Corporation

639 Loyola Avenue

New Orleans, LA 70113

Attn: J. Wayne Leonard, Chief Executive Officer

Facsimile: (504) 576-2776

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

Attn:	Pankaj K. Sinha, Esq.
Michael P. Rogan, Esq.

Facsimile: (202) 393-5760

(d)	If to TransCo on or after the Distribution Date:

Mid South TransCo LLC

c/o ITC Holdings Corp.

27175 Energy Way

Novi, MI 48377

Attn: Daniel J. Oginsky, Senior Vice President and General Counsel

Facsimile: (248) 946-3562

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attn: Gregory T. Grogan, Esq.

Facsimile: (212) 455-2502

or to such other address(es) as shall be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 11.5.

Section 11.6 Amendments and Waivers.

(a) This Agreement may be amended and any provision of this Agreement may be waived, provided, that any such amendment or waiver shall be binding upon a Party only if such waiver is set forth in a writing executed by such Party and any such amendment shall be effective only if set forth in a writing executed by each of the Parties. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 11.6(a) and shall be effective only to the extent in such writing specifically set forth.

Section 11.7 Termination. This Agreement shall terminate without further action at any time before the Closing upon termination of the Merger Agreement. If terminated, no Party shall have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Merger Agreement.

Section 11.8 No Third-Party Beneficiaries. Except for the provisions of Article IX with respect to indemnification of Indemnitees, which is intended to benefit and be enforceable by the Persons specified therein as Indemnitees, this Agreement is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the Entergy Group, the TransCo Group or the ITC Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

Section 11.9 Assignability; Binding Effect. This Agreement is not assignable by any Party without the prior written consent of the other Parties and any attempt to assign this Agreement without such consent shall be void and of no effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 11.10 Construction; Interpretation. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the Schedules and Exhibits hereto shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement, the Merger Agreement, the Separation Agreement and the other Ancillary Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 11.12 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

Section 11.13 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership, joint venture or joint employer relationship between or among the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between or among the Parties other than the relationship set forth herein.

Section 11.14 Subsidiaries. Each of the Parties shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any entity that becomes a Subsidiary or Affiliate of such Party on or after the date hereof. Each of the Parties may assign to one of its respective Subsidiaries or Affiliates (including any Person which becomes a Subsidiary or Affiliate on or after the date hereof) the requirement to take any or all actions and discharge any or all obligations set forth herein to be performed or discharged by the Party. In no event shall this Agreement be construed as establishing a partnership or joint venture or similar relationship between or among a Party and its Subsidiaries or Affiliates or to cause any such Person to be treated as the alter ego of the other.

Section 11.15 Dispute Resolution. Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby or thereby shall be subject to the dispute resolutions procedures set forth in Article X of the Separation Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

ENTERGY CORPORATION

By:	/s/ J. Wayne Leonard
Name:	J. Wayne Leonard
Title:	Chairman and Chief Executive Officer

MID SOUTH TRANSCO LLC

By:	/s/ Theodore H. Bunting, Jr.
Name:	Theodore H. Bunting, Jr.
Title:	President

Signature Pages to the Employee Matters Agreement

ITC HOLDINGS CORP.

By:	/s/ Joseph L. Welch
Name:	Joseph L. Welch
Title:	President and Chief Executive Officer

Signature Pages to the Employee Matters Agreement